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EXHIBIT 5

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March 5, 2002

USURF America, Inc.

8748 Quarters Lake Road

Baton Rouge, Louisiana 70809

Gentlemen:

With reference to the Registration Statement on Form S-8 which USURF America, Inc. proposes to file with the Securities and Exchange Commission registering 3,000,000 common shares which may be offered and sold by USURF America, Inc. under the 2002 Stock Ownership Plan (the “Shares”), we are of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission.

Very truly yours,

/s/

NEWLAN & NEWLAN